Exhibit 23.1

To the Board of Directors
Glamis Gold Ltd.

We consent to the incorporation by reference in the registration statement on Form S-8 of Glamis Gold Ltd. of our report dated February 8, 2002, relating to the consolidated balance sheets of Glamis Gold Ltd. as at December 31, 2001 and 2000, and the related consolidated statements of operations, retained earnings (deficit) and cash flows for each of the years ended December 31, 2001, 2000 and 1999, which report appears in the 2001 Annual Report to Shareholders of Glamis Gold Ltd. incorporated by reference in the annual report on Form 40-F of Glamis Gold Ltd. for the fiscal year ended December 31, 2001.

Signed “KPMG LLP”
Chartered Accountants

Vancouver, Canada
May 22, 2002